Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bakkt Holdings, Inc. of our report dated March 29, 2023, except for the second paragraph of Note 16 as of which the date is April 17, 2023, relating to the financial statements of Apex Crypto LLC as of December 31, 2022 and 2021 and for the years then ended, appearing in the Current Report on Form 8-K/A filed by Bakkt Holdings, Inc. on April 18, 2023.

/s/ RSM US LLP

Chicago, Illinois

December 1, 2023